Exhibit 99.1

February 12, 2025

QuidelOrtho Reports Fourth Quarter and Full-Year 2024
Financial Results
Strong finish to 2024 with continued progress in cost-savings initiatives to drive adjusted EBITDA margin expansion in 2025 and beyond
Company issues full-year 2025 financial guidance

Fourth Quarter and Full-Year 2024 Results
(all comparisons are to the prior year period)

Fourth quarter 2024 revenue was $708 million, as reported
•Non-respiratory revenue was $565 million, which was flat compared to the prior year period due to a decline in U.S. Donor Screening revenue, a business the Company is exiting; Labs revenue grew 4%, as reported and in constant currency, excluding COVID-19 and non-core revenues1
•Respiratory revenue was $143 million, a decrease of 18%, as reported and in constant currency, due to the anticipated year-over-year decline in COVID-19 and influenza revenues

Full-year 2024 revenue was $2.8 billion, as reported
•Non-respiratory revenue was $2.3 billion, which was flat compared to the prior year due to a decline in U.S. Donor Screening revenue; Labs revenue grew 3% as reported and 4% in constant currency, excluding COVID-19 and non-core revenues1
•Respiratory revenue was $504 million, a decrease of 30% as reported and in constant currency, due to the anticipated year-over-year decline in COVID-19 revenue; excluding COVID-19 revenue, respiratory revenue increased by 4% as reported and in constant currency

SAN DIEGO, CA February 12, 2025 — QuidelOrtho Corporation (Nasdaq: QDEL) (the “Company” or “QuidelOrtho”), a global provider of innovative in-vitro diagnostic technologies designed for point-of-care settings, clinical labs and transfusion medicine, today announced financial results for the fourth quarter and full-year ended December 29, 2024.

“We are pleased with our 2024 business performance and ended the year with positive momentum leading into 2025,” said Brian J. Blaser, President and Chief Executive Officer, QuidelOrtho. “The growth of our underlying business with its recurring revenue business model continued to perform well. In addition, we made excellent progress on implementing our cost-savings initiatives that were defined in 2024, and we are targeting additional cost savings across the business. We expect that these initiatives will help us operate more effectively and deliver incremental margin improvement in 2025 and beyond.”

Fourth Quarter 2024 Financial Results

The Company reported fourth quarter 2024 total revenue of $708 million, compared to $743 million in the prior year period. The year-over-year decrease was due to lower COVID-19 and influenza revenue. Foreign currency translation did not significantly impact the Company’s fourth quarter 2024 revenue.

GAAP diluted loss per share for the fourth quarter of 2024 was $2.28, compared to diluted earnings per share (“EPS”) of $0.10 in the prior year period. GAAP net loss for the fourth quarter of 2024 was $153 million, compared to net income of $7 million in the prior year period. GAAP operating loss for the fourth quarter of 2024 was $100 million, compared to an operating income of $40 million in the prior year period, and GAAP operating margin was (14)% in the fourth quarter of 2024, compared to 5% in the prior year period. Fourth quarter 2024 results included $37 million in integration-related charges.

1 Fourth quarter and full-year 2024 non-core revenue includes revenue from contract manufacturing.

Adjusted diluted EPS for the fourth quarter of 2024 was $0.63, compared to $1.17 in the prior year period. Adjusted EBITDA for the fourth quarter of 2024 was $150 million, compared to $195 million in the prior year period. Adjusted
EBITDA margin for the fourth quarter of 2024 was 21%, compared to 26% in the prior year period. The changes in adjusted diluted EPS and adjusted EBITDA were primarily related to the anticipated year-over-year decline in COVID-19 and influenza revenues.

Full-Year 2024 Financial Results

The Company reported total revenue for the full-year 2024 of $2.78 billion, compared to $3.00 billion in the prior year. The year-over-year decrease was due to lower COVID-19 revenue. Foreign currency translation had an unfavorable impact of approximately 60 basis points on the Company’s full-year 2024 results.

GAAP diluted loss per share for the full-year 2024 was $30.16, compared to $0.15 in the prior year. GAAP net loss for the full-year 2024 was $2.03 billion, compared to $10 million in the prior year. GAAP operating loss for the full-year 2024 was $1.96 billion, which included a non-cash goodwill impairment charge of approximately $1.82 billion, compared to operating income of $139 million in the prior year. GAAP operating margin was (70)% for the full-year 2024, compared to 5% in the prior year. Full-year 2024 results included $127 million in integration-related charges.

Adjusted diluted EPS for the full-year 2024 was $1.85, compared to $4.13 in the prior year. Adjusted EBITDA for the full-year 2024 was $543 million, compared to $723 million in the prior year. Adjusted EBITDA margin for the full-year 2024 was 19.5%, compared to 24% in the prior year. The changes in adjusted diluted EPS and adjusted EBITDA were primarily related to the anticipated year-over-year decline in COVID-19 revenue.

Fiscal Year 2025 Financial Guidance

Based on its current business outlook, the Company is issuing its fiscal year 2025 financial guidance, as follows:

Total revenues (reported)	$2.60 - $2.81 billion*
Adjusted EBITDA	$575 – $615 million
Adjusted EBITDA margin	22%
Adjusted diluted EPS	$2.07 - $2.57

* Full-year revenue is expected to be negatively impacted by foreign currency exchange of $55 million based on currency rates as of January 31, 2025. Please see page 7 of the Fourth Quarter and Full-year 2024 Financial Results presentation on the “Investor Relations” page of the Company’s website for the full list of assumptions on which the Company’s 2025 financial guidance is based.

A reconciliation of forward-looking non-GAAP measures, including adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. We are not, without unreasonable effort, able to reliably predict the impact of impairment charges and related tax benefits, employee compensation costs and other adjustments. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results. In addition, the Company believes any such reconciliation would imply a degree of precision and certainty that could be confusing to investors. See "Forward-Looking Statements" and "Non-GAAP Financial Measures."

Conference Call Information

QuidelOrtho will hold a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET to discuss its financial results. Interested parties can access the call on the “Events & Presentations” section of the “Investor Relations” page of the Company’s website at https://ir.quidelortho.com. Presentation materials will also be posted to the “Events & Presentations” section of the “Investor Relations” page of the Company’s website at the time of the call. Those unable to access the webcast may join the call via phone by dialing 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering Conference ID number 356254.

A replay of the conference call will be available shortly after the event on the “Investor Relations” page of the Company’s website under the “Events & Presentations” section.

QuidelOrtho is dedicated to advancing diagnostics to power a healthier future. For more information, please visit quidelortho.com and follow QuidelOrtho on LinkedIn, Facebook and X.

About QuidelOrtho Corporation

QuidelOrtho Corporation (Nasdaq: QDEL) is a world leader in in-vitro diagnostics, developing and manufacturing intelligent solutions that transform data into understanding and action for more people in more places every day.

Offering industry-leading expertise in immunoassay and molecular testing, clinical chemistry, and transfusion medicine, bringing fast, accurate and reliable diagnostics when and where they are needed – from home to hospital, lab to clinic. So that patients, clinicians and health officials can spot trends sooner, respond quicker and chart the course ahead with accuracy and confidence.

Building upon its many years of groundbreaking innovation, QuidelOrtho continues to partner with customers across the healthcare continuum and around the globe to forge a new diagnostic frontier. One where insights and solutions know no bounds, expertise seamlessly connects and a more informed path is illuminated for each of us.

Source: QuidelOrtho Corporation

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are any statement contained herein that is not strictly historical, including, but not limited to, QuidelOrtho’s commercial, integration and other strategic goals, financial guidance and related assumptions and other future financial condition and operating results, including expected results of cost-savings initiatives, and other future plans, objectives, strategies, expectations and intentions. Without limiting the foregoing, the words “may,” “will,” “could,” “would,” “should,” “might,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” “continue,” “aim,” “strive,” “seek,” or similar words, expressions or the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Such statements are based on the beliefs and expectations of QuidelOrtho’s management as of today and are subject to significant known and unknown risks and uncertainties. Actual results or outcomes may differ significantly from those set forth or implied in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth or implied in the forward-looking statements: fluctuations in demand for QuidelOrtho’s non-respiratory and respiratory products; supply chain, production, logistics, distribution and labor disruptions and challenges; the challenges and costs of integrating, restructuring and achieving anticipated synergies as a result of the business combination of Quidel Corporation and Ortho Clinical Diagnostics Holdings plc; and other macroeconomic, geopolitical, market, business, competitive and/or regulatory factors affecting the business of QuidelOrtho generally, including those discussed in QuidelOrtho’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent reports filed with the Securities and Exchange Commission (the “Commission”), including under Part I, Item 1A, “Risk Factors” of the Form 10-K. You should not rely on forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. All forward-looking statements are based on information currently available to QuidelOrtho and speak only as of the date hereof. QuidelOrtho undertakes no obligation to update any of the forward-looking information or time-sensitive information included in this press release, whether as a result of new information, future events, changed expectations or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release contains financial measures that are considered non-GAAP financial measures under applicable rules and regulations of the Commission, including but not limited to “constant currency Labs revenue changes, excluding COVID-19 and non-core revenues,” “constant currency respiratory revenue changes,” “constant currency respiratory revenue changes, excluding COVID-19 revenue,” “adjusted diluted EPS,” “adjusted EBITDA,” “adjusted EBITDA margin,” and other non-GAAP financial measures included in the reconciliation tables accompanying this press release. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures eliminate impacts of certain non-cash, unusual or other items that the Company does not consider indicative of its ongoing operating performance, and the Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the Company’s historical operating results and comparison to competitors’ operating results. The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and reports filed with the Commission in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this press release.

Investor Contact:
Juliet Cunningham
Vice President, Investor Relations
IR@quidelortho.com

Media Contact:
D. Nikki Wheeler
Senior Director, Corporate Communications
media@quidelortho.com

QuidelOrtho
Consolidated Statements of Operations
(Unaudited)
(In millions except per share data)

	Three Months Ended		Fiscal Year Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Total revenues	$707.8	$742.6	$2,782.9	$2,997.8
Cost of sales, excluding amortization of intangibles	381.7	360.0	1,496.4	1,500.7
Selling, marketing and administrative	187.5	187.6	766.8	763.2
Research and development	47.3	59.3	218.7	245.0
Amortization of intangible assets	47.9	51.2	203.4	204.8
Acquisition and integration costs	36.9	33.0	127.2	113.4
Goodwill impairment charge	78.7	—	1,822.6	—
Asset impairment charge	—	1.3	56.9	4.5
Other operating expenses	28.2	10.1	51.8	27.1
Operating (loss) income	(100.4)	40.1	(1,960.9)	139.1
Interest expense, net	40.6	36.7	163.5	147.6
Other expense, net	(0.1)	12.6	7.1	20.6
Loss before income taxes	(140.9)	(9.2)	(2,131.5)	(29.1)
Provision for (benefit from) income taxes	12.5	(16.2)	(104.5)	(19.0)
Net (loss) income	$(153.4)	$7.0	$(2,027.0)	$(10.1)
Basic (loss) earnings per share	$(2.28)	$0.10	$(30.16)	$(0.15)
Diluted (loss) earnings per share	$(2.28)	$0.10	$(30.16)	$(0.15)
Weighted-average shares outstanding - basic	67.3	66.9	67.2	66.8
Weighted-average shares outstanding - diluted	67.3	67.3	67.2	66.8

QuidelOrtho
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)

	December 29, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$98.3	$118.9
Marketable securities	—	48.4
Accounts receivable, net	282.4	303.3
Inventories	533.7	577.8
Prepaid expenses and other current assets	262.4	262.1
Assets held for sale	42.1	—
Total current assets	1,218.9	1,310.5
Property, plant and equipment, net	1,380.2	1,443.8
Marketable securities	—	7.4
Right-of-use assets	168.7	169.6
Goodwill	649.5	2,492.0
Intangible assets, net	2,735.6	2,934.3
Deferred tax assets	25.0	25.9
Other assets	270.7	179.6
Total assets	$6,448.6	$8,563.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$246.0	$294.8
Accrued payroll and related expenses	116.9	84.8
Income tax payable	5.4	11.1
Current portion of borrowings	341.8	139.8
Other current liabilities	288.7	303.3
Total current liabilities	998.8	833.8
Operating lease liabilities	167.2	172.8
Long-term borrowings	2,141.3	2,274.8
Deferred tax liabilities	76.5	192.2
Other liabilities	55.3	83.6
Total liabilities	3,439.1	3,557.2
Total stockholders’ equity	3,009.5	5,005.9
Total liabilities and stockholders’ equity	$6,448.6	$8,563.1

QuidelOrtho
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
Cash provided by operating activities	$83.0	$280.2
Cash used for investing activities	(149.9)	(187.6)
Cash provided by (used for) financing activities	48.8	(265.8)
Effect of exchange rates on cash	(2.9)	(1.2)
Net decrease in cash, cash equivalents and restricted cash	(21.0)	(174.4)
Cash, cash equivalents and restricted cash at beginning of period	119.5	293.9
Cash, cash equivalents and restricted cash at end of period	$98.5	$119.5

Reconciliation to amounts within the consolidated balance sheets:
Cash and cash equivalents	$98.3	$118.9
Restricted cash in Other assets	0.2	0.6
Cash, cash equivalents and restricted cash	$98.5	$119.5

QuidelOrtho
Reconciliation of Non-GAAP Financial Information - Adjusted Net Income
(In millions, except per share data; unaudited)

	Three Months Ended				Fiscal Year Ended
	December 29, 2024	Diluted EPS	December 31, 2023	Diluted EPS	December 29, 2024	Diluted EPS	December 31, 2023	Diluted EPS
Net (loss) income	$(153.4)	$(2.28)	$7.0	$0.10	$(2,027.0)	$(30.16)	$(10.1)	$(0.15)
Adjustments:
Amortization of intangibles	47.9		51.2		203.4		204.8
Acquisition and integration costs	36.9		33.0		127.2		113.4
Goodwill impairment charge	78.7		—		1,822.6		—
Asset impairment charge	—		1.3		56.9		4.5
Asset write off	20.0		—		20.0		—
Incremental depreciation on PP&E fair value adjustment	8.3		8.2		35.1		33.5
Amortization of deferred cloud computing implementation costs	4.1		3.3		14.7		9.2
Loss on disposal	1.2		—		1.2		—
EU medical device regulation transition costs	0.5		0.6		2.0		2.5
Tax indemnification expense	—		12.8		—		12.6
Employee compensation charges	—		—		5.6		—
Credit Agreement amendment fees	—		—		4.0		—
Non-cash interest expense for deferred consideration	—		—		—		0.7
(Gain) loss on investments	(0.7)		2.4		(0.7)		3.6
Other adjustments	0.6		(0.9)		4.0		1.7
Income tax impact of adjustments	(38.6)		(30.0)		(174.6)		(87.5)
Discrete tax items	37.1		(10.3)		30.6		(11.2)
Adjusted net income	$42.6	$0.63	$78.6	$1.17	$125.0	$1.85	$277.7	$4.13
Weighted-average shares outstanding - diluted		67.6		67.3		67.4		67.3

QuidelOrtho
Reconciliation of Non-GAAP Financial Information - Adjusted EBITDA
(In millions, unaudited)

	Three Months Ended		Fiscal Year Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net (loss) income	$(153.4)	$7.0	$(2,027.0)	$(10.1)
Depreciation and amortization	109.3	115.4	453.4	457.2
Interest expense, net	40.6	36.7	163.5	147.6
Provision for (benefit from) income taxes	12.5	(16.2)	(104.5)	(19.0)
Acquisition and integration costs	36.9	33.0	127.2	113.4
Goodwill impairment charge	78.7	—	1,822.6	—
Asset impairment charge	—	1.3	56.9	4.5
Asset write off	20.0	—	20.0	—
Amortization of deferred cloud computing implementation costs	4.1	3.3	14.7	9.2
Loss on disposal	1.2	—	1.2	—
EU medical device regulation transition costs	0.5	0.6	2.0	2.5
Tax indemnification expense	—	12.8	—	12.6
Employee compensation charges	—	—	5.6	—
Credit Agreement amendment fees	—	—	4.0	—
(Gain) loss on investments	(0.7)	2.4	(0.7)	3.6
Other adjustments	0.6	(0.9)	4.0	1.7
Adjusted EBITDA	$150.3	$195.4	$542.9	$723.2

Total revenues	707.8	742.6	2,782.9	2,997.8
Adjusted EBITDA margin	21.2%	26.3%	19.5%	24.1%

QuidelOrtho
Reconciliation of Non-GAAP Financial Information - Revenues by Business Unit and Region
(In millions, unaudited)

	Three Months Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)	Less: COVID-19 revenue impact	Constant Currency (a) ex COVID-19 Revenue
Respiratory revenues	$143.2	$174.6	(18.0)%	—%	(18.0)%	(1.2)%	(16.8)%
Non-Respiratory revenues	564.6	568.0	(0.6)%	(0.4)%	(0.2)%	—%	(0.2)%
Total revenues	$707.8	$742.6	(4.7)%	(0.3)%	(4.4)%	(1.3)%	(3.1)%

	Three Months Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)	Less: COVID-19 revenue impact	Constant Currency (a) ex COVID-19 Revenue
Labs	$359.7	$351.9	2.2%	(0.6)%	2.8%	(0.4)%	3.2%
Immunohematology	136.7	132.3	3.3%	(0.2)%	3.5%	—%	3.5%
Donor Screening	19.8	33.1	(40.2)%	(0.1)%	(40.1)%	—%	(40.1)%
Point of Care	184.8	216.8	(14.8)%	—%	(14.8)%	(1.3)%	(13.5)%
Molecular Diagnostics	6.8	8.5	(20.0)%	1.4%	(21.4)%	(2.8)%	(18.6)%
Total revenues	$707.8	$742.6	(4.7)%	(0.3)%	(4.4)%	(1.3)%	(3.1)%

	Three Months Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)	Less: COVID-19 revenue impact	Constant Currency (a) ex COVID-19 Revenue
North America	$399.6	$450.3	(11.3)%	0.1%	(11.4)%	(1.1)%	(10.3)%
EMEA	85.9	90.9	(5.5)%	0.6%	(6.1)%	(1.0)%	(5.1)%
China	86.9	77.1	12.7%	1.8%	10.9%	—%	10.9%
Other	135.4	124.3	8.9%	(4.0)%	12.9%	(0.3)%	13.2%
Total revenues	$707.8	$742.6	(4.7)%	(0.3)%	(4.4)%	(1.3)%	(3.1)%

(a) The term “constant currency” means we have translated local currency revenues for all reporting periods to U.S. dollars using currency exchange rates held constant for each period. This additional non-GAAP financial information is not meant to be considered in isolation from or as a substitute for financial information prepared in accordance with GAAP.

	Fiscal Year Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)	Less: COVID-19 revenue impact	Constant Currency (a) ex COVID-19 Revenue
Respiratory revenues	$503.9	$714.6	(29.5)%	—%	(29.5)%	(33.9)%	4.4%
Non-Respiratory revenues	2,279.0	2,283.2	(0.2)%	(0.8)%	0.6%	—%	0.6%
Total revenues (b)	$2,782.9	$2,997.8	(7.2)%	(0.6)%	(6.6)%	(7.6)%	1.0%

	Fiscal Year Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)	Less: COVID-19 revenue impact	Constant Currency (a) ex COVID-19 Revenue
Labs (b)	$1,426.7	$1,425.4	0.1%	(0.9)%	1.0%	(0.4)%	1.4%
Immunohematology	522.6	512.4	2.0%	(1.2)%	3.2%	—%	3.2%
Donor Screening	115.5	136.1	(15.1)%	—%	(15.1)%	—%	(15.1)%
Point of Care	694.1	892.2	(22.2)%	—%	(22.2)%	(24.9)%	2.7%
Molecular Diagnostics	24.0	31.7	(24.3)%	0.5%	(24.8)%	(20.9)%	(3.9)%
Total revenues (b)	$2,782.9	$2,997.8	(7.2)%	(0.6)%	(6.6)%	(7.6)%	1.0%

	Fiscal Year Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)	Less: COVID-19 revenue impact	Constant Currency (a) ex COVID-19 Revenue
North America	$1,619.8	$1,877.1	(13.7)%	—%	(13.7)%	(11.1)%	(2.6)%
EMEA	335.8	327.3	2.6%	0.4%	2.2%	(1.0)%	3.2%
China	325.0	310.1	4.8%	(1.4)%	6.2%	—%	6.2%
Other	502.3	483.3	3.9%	(3.6)%	7.5%	(0.3)%	7.8%
Total revenues (b)	$2,782.9	$2,997.8	(7.2)%	(0.6)%	(6.6)%	(7.6)%	1.0%

(a) The term “constant currency” means we have translated local currency revenues for all reporting periods to U.S. dollars using currency exchange rates held constant for each period. This additional non-GAAP financial information is not meant to be considered in isolation from or as a substitute for financial information prepared in accordance with GAAP.
(b) The fiscal year ended December 31, 2023 includes an approximate $19 million settlement award from a third party related to one of the Company’s collaboration agreements.

QuidelOrtho
Reconciliation of Non-GAAP Financial Information - Labs Revenue
(In millions, unaudited)

	Three Months Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)
Total Labs revenue	$359.7	$351.9	2.2%	(0.6)%	2.8%
COVID-19 revenue	(0.7)	(1.8)
Non-core revenue (b)	(19.2)	(22.0)
Total Labs revenue, ex-COVID-19 and non-core revenues	$339.8	$328.1	3.6%	(0.6)%	4.2%

	Fiscal Year Ended
	December 29, 2024	December 31, 2023	% Change	Currency Impact	Constant Currency (a)
Total Labs revenue	$1,426.7	$1,425.4	0.1%	(0.9)%	1.0%
COVID-19 revenue	(2.5)	(8.3)
Non-core revenue (b)	(94.2)	(125.0)
Total Labs revenue, ex-COVID-19 and non-core revenues	$1,330.0	$1,292.1	2.9%	(1.0)%	3.9%

(a) The term “constant currency” means we have translated local currency revenues for all reporting periods to U.S. dollars using currency exchange rates held constant for each period. This additional non-GAAP financial information is not meant to be considered in isolation from or as a substitute for financial information prepared in accordance with GAAP.
(b) Fourth quarter and full-year 2024 non-core revenue includes revenue from contract manufacturing. Full-year 2023 non-core revenue includes revenue from contract manufacturing and a third-party settlement.